GLOBAL SAVINGS CLUB INC
FINANCIAL STATEMENTS
June 30, 2002

Index

Review Engagement Report

Financial Statements

Statement of Revenue and Expenditure - Statement 1
Balance Sheet - Statement 2
Notes to the Financial Statements

REVIEW ENGAGEMENT REPORT

To the Directors of Global Savings Club, Inc.

I have reviewed the balance sheet of Global Savings Club, Inc. as at June 30, 2002 and the statement of revenue and expenses for the period then ended. My review was made in accordance with generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to me by the company.

A review does not constitute an audit and consequently I do not express an audit opinion on this financial statement.

Based on my review nothing has come to my attention that causes me to believe that this financial statement is not, in all material respects, in accordance with generally accepted accounting principles.

<Dan Nichvoldow & Associates>
Certified General Accountant

Kelowna, British Columbia
August 8, 2002


















GLOBAL SAVINGS CLUB, INC.                       STATEMENT 1
STATEMENT OF REVENUE AND EXPENSES
For The Period Ended June 30, 2002

                                             2002        2001
                                          (9 months)

REVENUE

Corporate Memberships                   $             $

EXPENSES

Bank Charges & Interest                        10
License, Fees & Dues                        1,141
Professional Fees                           2,493

Total Expenses                              3,644

NET INCOME (LOSS)                       $  (3,644)

































GLOBAL SAVINGS CLUB, INC                STATEMENT 2
BALANCE SHEET
June 30, 2002

ASSETS

                                          June 30   September 30
                                            2002        2001

CURRENT ASSETS

Cash                                    $      10     $      10

INVESTMENT - Global Canada                    100             2

CAPITAL ASSETS  (Note 3)                    1,705           600

OTHER ASSETS

Service Mark Registration                     662
Organizational Costs                        11,66         9,311

TOTAL ASSETS                            $  13,543     $   9,923

LIABILITIES

CURRENT LIABILITIES

Accounts Payable                        $   2,213     $     536
Due to Global Canada                        5,399         2,679

Total Liabilities                           7,612         3,215

DUE TO SHAREHOLDER (Note 4)                 4,375         1,648

EQUITY

SHARE CAPITAL (Note 5)                      5,200         5,060

RETAINED EARNINGS (DEFICIT)                (3,644)

TOTAL LIABILITIES AND EQUITY            $  13,543     $   9,923

Approved:

<Bryan M. Nordine>
Director






GLOBAL SAVINGS CLUB, INC.
NOTES TO FINANCIAL STATEMENT
Period Ended June 30, 2002

1.  NATURE OF OPERATIONS

The company is incorporated under the laws of State of Nevada and is engaged in the operation of a subscription service and buyers club.

2. SIGNIFICANT ACCOUNTING POLICIES

Amortization

Capital assets are recorded at cost and are amortized over their estimated useful lives. Amortization has not been recorded.

3.    CAPITAL ASSETS

                                     Accumulated   2002	2001
                             Cost	 Amortization   Net      Net
Proprietary Software        $1,705      $         $1,705   $  600

4.  	DUE TO SHAREHOLDERS

Amounts due to the shareholders are unsecured, without interest or specific terms of repayment.

5.  	SHARE CAPITAL

Authorized:

80,000,000	Common stock with a par value of one-tenth of one cent.
20,000,000  Preferred stock with a par value of one-tenth of one cent.


                                                  2002	2001

Issued:

200,000  Common Shares                           $100      $100

6.   OTHER

All figures are stated in U. S. funds.